Exhibit 5.1

PILLSBURY WINTHROP LLP

2475 Hanover Street

Palo Alto, CA 94304-1115

March 17, 2004

California Micro Devices Corporation

430 N. McCarthy Blvd., No. 100

Milpitas, CA 95035-5112

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for California Micro Devices Corporation, a California corporation (the “Company”), in connection with the Registration Statement on Form S-3 (including any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) of 4,000,000 shares (the “Shares”) of common stock, no par value (the “Common Stock”).

We have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that when the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee, the “Board”) has taken all necessary corporate action to approve the issuance and establish the terms of the offering of such shares and related matters and when such shares have been issued and sold by the Company in the manner contemplated by the Registration Statement and in accordance with such action of the Board, the Shares will be validly issued, fully paid and nonassessable.

We have assumed that (a) at or prior to the time of the delivery of any of the Shares, the Registration Statement, including any amendments thereto (including post-effective amendments), will have been declared effective by the Commission under the Securities Act and a Prospectus Supplement relating to the offer and sale of such Securities to the Prospectus forming a part of the Registration Statement will have been prepared and filed with the Commission pursuant to Rule 424(b) under the Securities Act, (b) the Company has a sufficient number of authorized but unissued shares of Common Stock under the Articles of Incorporation of the Company at the time of such issuance, and (c) the Board shall not have rescinded or otherwise modified the authorization of the Shares.

This opinion is limited to the General Corporation Law of the State of California, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    PILLSBURY WINTHROP LLP